UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

ONCOGENEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1522 217th Place S.E. Bothell, Washington		98021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (425) 487-9500

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 19, 2014, OncoGenex Pharmaceuticals, Inc. (the “Company”) announced results from the randomized, controlled Phase 2 Borealis-1 trial evaluating low and high dose (600mg and 1000mg) apatorsen in combination with gemcitabine/cisplatin chemotherapy compared to chemotherapy alone in the treatment of metastatic bladder cancer.

Overall trial results indicated that the addition of 600mg apatorsen to standard of care chemotherapy showed a 14% reduction in risk of death (overall survival hazard ratio (HR) = 0.86) and a 17% reduction in progressive disease and death (progression-free survival HR = 0.83) when compared to chemotherapy alone. Over one-third of the patients in the trial had lower performance status, as defined by a Karnofsky score of 80% or less. These patients derived the greatest benefit from 600mg apatorsen in combination with chemotherapy, resulting in a 50% reduction in risk of death (overall survival HR = 0.50) compared to chemotherapy alone. Less benefit was observed in the 1000mg apatorsen arm due to increased adverse events leading to a higher rate of discontinuation of both apatorsen and chemotherapy. Apatorsen 600mg was well tolerated in combination with chemotherapy. OncoGenex will be working closely with investigators and regulatory agencies to determine next steps.

A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.

Date: December 19, 2014	/s/ Scott Cormack
Scott Cormack President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press Release issued by OncoGenex Pharmaceuticals, Inc. dated December 19, 2014

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